Exhibit 99.2

Privileged & Confidential

Final Form

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated May 29, 2019, is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Mr. Kun Dai (戴琨), a PRC individual with PRC identity card no. of 610104198204066214 (the “Founder”), Redrock Holding Investments Limited, a business company incorporated under the laws of the British Virgin Islands (“WP”), TPG Growth III SF Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“TPG”), 58.com Holdings Inc., a business company incorporated under the laws of the British Virgin Islands (the “Strategic Investor”), ClearVue UXin Holdings, Ltd., a company incorporated under the laws of the Cayman Islands (“Clearvue”), Magic Carpet International Limited, a business company incorporated under the laws of the British Virgin Islands (“Magic Carpet”) and Zhuhai Guangkong Zhongying Industrial Investment Fund (Limited Partnership), a limited partnership formed under the laws of the PRC (“EBF,” together with WP, TPG, the Strategic Investor, Clearvue and Magic Carpet, collectively the “Purchasers”, and each of them a “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue to the Purchasers, and the Purchasers have agreed to purchase from the Company, the Notes (as defined below) in the respective principal amounts set forth beside their names in Schedule 1 hereto, subject to the terms and conditions set forth herein and in the Notes.

NOW, THEREFORE, in consideration of the respective undertakings stated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“ADSs” shall mean American Depositary Shares representing Class A Ordinary Shares.

“Adverse Person” shall mean any Person identified in Schedule 2 hereto, any additional Persons to be mutually agreed in writing by the Company and the Purchasers from time to time, and any Controlled Affiliates of any of the foregoing.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” shall have the meaning given to such term in the preamble to this Agreement.

“Approval Matrix” shall have the meaning specified in Section 2.4(i) of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking institutions in the State of New York, PRC, Hong Kong or the Cayman Islands are required by law to be closed.

“Claim Notice” shall have the meaning specified in Section 7.2(a) of this Agreement.

“Class A Ordinary Shares” shall mean the Class A ordinary shares of the Company of a par value of US$0.0001 each.

“Class B Ordinary Shares” shall mean the Class B ordinary shares of the Company of a par value of US$0.0001 each.

“Clearvue” shall have the meaning specified in the preamble to this Agreement.

“Closing” shall have the meaning specified in Section 2.2 of this Agreement.

“Closing Date” shall have the meaning specified in Section 2.2 of this Agreement.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Company Securities” shall mean (a) Ordinary Shares or American Depositary Shares, depositary receipts or similar instruments issued in respect of Ordinary Shares, (b) securities convertible into, or exercisable or exchangeable for, any Ordinary Shares or other instruments described in clause (a), and (c) any options, warrants or other rights to acquire any of the foregoing Ordinary Shares, instruments or securities.

“Control” of a given Person shall mean the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price” shall mean $1.03 per Class A Ordinary Share.

“Conversion Shares” shall mean the Class A Ordinary Shares issuable upon conversion of the Notes in accordance with the terms thereof.

“Deposit Agreement” shall mean the Deposit Agreement among the Company, The Bank of New York Mellon as depositary (or such other depositary bank with which the Company may enter into any depositary or similar agreement in connection with its ADS program), and such other parties thereto, as may be amended or replaced from time to time.

“Dispute” shall have the meaning specified in Section 8.3 of this Agreement.

“EBF” shall have the meaning specified in the preamble to this Agreement.

“Encumbrance” shall mean (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; and (d) any adverse claim as to title, possession, or use, and includes any agreement or arrangement for any of the same.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Founder” shall have the meaning specified in the preamble to this Agreement.

“Founder Parties” shall have the meaning specified in the Investors’ Rights Agreement.

“Founder Securities” shall have the meaning specified in Section 4.1(a) of this Agreement.

“Fundamental Company Representations” shall mean the representations and warranties by the Company contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.6.

“Fundamental Purchaser Representations” shall mean the representations and warranties by the Purchasers contained in Sections 5.1, 5.2, 5.3 and 5.4.

“Gao Li” shall mean Gao Li Group Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands.

“Gao Li Shares” shall have the meaning specified in Section 4.1(d) of this Agreement.

“Governmental Entity” shall mean any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Indemnity Notice” shall have the meaning specified in Section 7.3 of this Agreement.

“Investor Directors” shall have the meaning specified in the Investors’ Rights Agreement.

“Joint Account” shall mean a U.S. dollar denominated bank account of the Company outside the PRC.

“Lock-Up Period” shall mean the period between the Closing Date and the date that is 180 days after the Closing Date (both dates inclusive).

“Losses” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Magic Carpet” shall have the meaning specified in the preamble to this Agreement.

“Major Purchasers” means WP, TPG and the Strategic Investor.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or could reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement and the Notes and to timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary arising from (i) any action expressly required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Major Purchasers, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate),  (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been specifically requested or consented by the Major Purchasers in writing or otherwise expressly contemplated by this Agreement, (v) changes after the date of this Agreement in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), (vi) changes after the date of this Agreement in general legal, tax or regulatory conditions (provided that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest (provided that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), or (viii) earthquakes, hurricanes, floods or other natural disasters.

“Maturity Date” shall mean the date that is five (5) years after the Closing Date.

“Money Laundering Laws” shall have the meaning specified in Section 3.20 of this Agreement.

“Notes” shall mean the promissory notes issued by the Company to the Purchasers pursuant to Article 2 below, substantially in the form of Exhibit A hereto.

“Ordinary Shares” shall mean the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person” shall mean any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“PRC” shall mean the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Amount” of a Purchaser shall mean the principal amount allocated to such Purchaser as set forth beside its name in Schedule 1 hereto.

“Purchaser” shall have the meaning specified in the preamble to this Agreement.

“Regulation S” shall have the meaning specified in Section 3.15 of this Agreement.

“Sanctioned Country” shall have the meaning specified in Section 3.21 of this Agreement.

“Sanctioned Persons” shall have the meaning specified in Section 3.21 of this Agreement.

“Sanctions” shall have the meaning specified in Section 3.21 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 3.1 of this Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shareholders’ Agreement” shall have the meaning specified in Section 8.1 of this Agreement.

“Significant Subsidiary” shall mean any Subsidiary of the Company, the total assets, revenues or profits (after intercompany eliminations and including assets, revenues or profits of its Subsidiaries) of which exceeds ten percent (10%) of the consolidated total assets, revenues or profits of the Company and its Subsidiaries as of the end of (in the case of assets) or during (in the case of revenues and profits) the Company’s most recently completed fiscal year.

“Strategic Investor” shall have the meaning specified in the preamble to this Agreement.

“Subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, which shall, for the avoidance of doubt, include any variable interest entity whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards (each, a “VIE” and collectively, the “VIEs”) and any Subsidiary of such VIEs.

“Third Party Claim” shall have the meaning specified in Section 7.2(a) of this Agreement.

“TPG” shall have the meaning specified in the preamble to this Agreement.

“Transfer” shall mean directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance (except as imposed by applicable securities laws) on, any Company Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, American Depositary Receipts or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“Trust” shall have the meaning specified in Section 4.1(d) of this Agreement.

“US$” and “U.S. dollar” shall mean the lawful currency of the United States of America.

“WP” shall have the meaning specified in the preamble to this Agreement.

“Xin Gao” shall mean Xin Gao Group Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands.

“Xin Gao Shares” shall have the meaning specified in Section 4.1(d) of this Agreement.

2.                                      NOTE.

2.1                               Issuance of the Note. Subject to the satisfaction of terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to issue to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, a Note (such Purchaser’s “Note”) in a principal amount equal to such Purchaser’s Principal Amount.

2.2                               Closing.  The closing of the issuance and purchase of the Notes (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than ten (10) Business Days after all closing conditions specified in Sections 2.4 and 2.5 hereof have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Purchasers may mutually agree in writing.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.3                               Payment and Delivery. At the Closing, each Purchaser shall pay and deliver such Purchaser’s Principal Amount to the Joint Account in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and such Purchaser, of immediately available funds, and the Company shall deliver to such Purchaser a Note in a principal amount equal to such Purchaser’s Principal Amount duly executed by the Company and dated the Closing Date, free and clear of Encumbrances.

2.4                               Conditions to the Purchasers’ Obligations to Effect the Closing. The obligation of each Purchaser to purchase such Purchaser’s Note at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by written consent of such Purchaser in its sole and absolute discretion:

(a)                                 All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Notes shall have been completed;

(b)                                 The representations and warranties of the Company to the Purchasers contained in Article 3 of this Agreement other than the Fundamental Company Representations shall have been true and correct on the date of this Agreement and true and correct in all material respects (without regard to any limitation or qualification as to materiality or by “Material Adverse Effect” included therein) as of the Closing Date and the Fundamental Company Representations and the representations and warranties of the Founder shall have been true and correct in all respects on the date of this Agreement and as of the Closing Date, and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date;

(c)                                  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchasers; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchasers, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchasers; and

(d)                                 The Purchasers shall have received a legal opinion dated as of the Closing Date in a form acceptable to the Major Purchasers from the legal adviser to the Company as to the laws of the Cayman Islands.

(e)                                  No event, occurrence, development or state of circumstances that has or could reasonably be expected to have a Material Adverse Effect has occurred.

(f)                                   No event, occurrence, development or state of circumstances that would constitute an Event of Default (as defined in the Note) shall have occurred.

(g)                                  If such Purchaser is a Major Purchaser, the Investors’ Rights Agreement (the “Investors’ Rights Agreement”) substantially in the form of Exhibit B hereto shall have been duly executed and delivered by the parties thereto (other than such Major Purchaser).

(h)                                 If such Purchaser is a Major Purchaser, the composition of the Board shall have been in compliance with section 2.1 of the Investors’ Rights Agreement.

(i)                                     If such Purchaser is a Major Purchaser, the Company shall have adopted an approval matrix providing for the allocation of the approval authorities and responsibilities between the Board and the management members of the Company (the “Approval Matrix”) in compliance with section 2.3(a) of the Investors’ Rights Agreement.

(j)                                    If such Purchaser is a Major Purchaser, the Board shall have established an executive committee of the Board in compliance with section 2.3(b) of the Investors’ Rights Agreement.

(k)                                 The other Purchasers shall have substantially concurrently paid and delivered their respective Principal Amounts to the Joint Account in accordance with Section 2.3.

(l)                                     If such Purchaser is a Major Purchaser, Xin Gao shall have duly executed and delivered an equity mortgage over shares in favor of the Major Purchasers creating a first priority security interest over the Xin Gao Shares as security for, among other things, the Founder Parties’ obligations under the Investors’ Rights Agreement, in form and substance satisfactory to the Major Purchasers.

(m)                             The Company shall have (i) caused one designee of the Company (the “Company Designee”) and one designee of the Major Purchasers (the “Purchaser Designee”) to become joint signatories of the Joint Account and (ii) provided all necessary consents and authorizations, completed all necessary procedures and taken all such other necessary actions with respect to the Joint Account, in each case to the satisfaction of the Major Purchasers, such that the bank with which the Joint Account is opened will not permit any disbursement from such account without the joint signatures of both the Company Designee and the Purchaser Designee.

(n)                                 If such Purchaser is a Major Purchaser, the Company shall have duly executed and delivered to the Major Purchasers an indemnification agreement in form attached hereto as Exhibit C between the Company and each of the Investor Directors and the two (2) independent Directors nominated by the Major Purchasers pursuant to section 2.1(a)(vi) of the Investors’ Rights Agreement.

2.5                               Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue the Notes at the Closing is subject to the satisfaction, or written waiver by the Company, of each of the following conditions, upon or before the Closing:

(a)                                 All corporate and other actions required to be taken by the Purchasers in connection with the purchase of the Notes shall have been completed;

(b)                                 The representations and warranties of the Purchasers contained in Article 5 of this Agreement other than the Fundamental Purchaser Representations shall have been true and correct on the date of this Agreement and true and correct in all material respects (without regard to any limitation or qualification as to materiality included therein) as of the Closing Date and the Fundamental Purchaser Representations shall have been true and correct in all respects on the date of this Agreement and as of the Closing Date, and the Purchasers shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by them on or before the Closing Date; and

(c)                                  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise disclosed in the SEC Documents, the Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Date that:

3.1                               Accuracy of Disclosure. The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

3.2                               Existence and Qualification.  The Company has been duly organized, is validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents.  Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of their respective businesses or their respective ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

3.3                               Capitalization; Issuance of Subscription Shares.  The authorized share capital of the Company is $1,000,000 divided into 10,000,000,000 shares comprising of (i) 9,600,000,000 Class A Ordinary Shares, of which 839,868,944 Class A Ordinary Shares (excluding the 23,501,589 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of American Depositary Shares reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding as of February 28, 2019, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding as of February 28, 2019, and (iii) 300,000,000 shares of a par value of $0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Company’s articles of association. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

3.4                               Valid Issuance of the Notes and the Conversion Shares.  The Notes and the Conversion Shares to be issued, sold and delivered upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances except as imposed by applicable securities laws, and based in part upon the representations and warranties of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Accordingly, upon conversion of the Notes, each Purchaser will be entitled to all rights accorded to a holder of the Company’s Class A Ordinary Shares and will be the record and beneficial owner of all such securities and have good and valid title to all such securities, free and clear of all Encumbrances except as imposed by applicable securities laws. The Conversion Shares will be freely transferable in compliance with Rule 144 under the Securities Act upon conversion of the Notes and no restrictive legend will be included in any certificate evidencing such shares.

3.5                               Capacity, Authorization and Enforceability.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by the Purchasers, this Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

3.6                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Company or any of its Subsidiaries is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which the Company’s or any of its Subsidiaries’ assets are subject, except in the case of clauses (ii) or (iii) as would not have a Material Adverse Effect.  There is no action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

3.7                               Consents and Approvals.  Assuming the accuracy of the representations and warranties of the Purchasers under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K).

3.8                               Financial Statements.  The financial statements (including any related notes) contained in the SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act. Except as disclosed in the SEC Documents, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business since January 1, 2019.

3.9                               Operating and non-GAAP financial Data.  All operating data and non-GAAP financial data of the Company and its Subsidiaries disclosed in the SEC Documents, including but not limited to GMV, transaction volume, number of car listings and used car transaction facilitation service take rate, are true and accurate in all material respects.

3.10                        Related Party Transactions.  There are no material transactions between the Company or any of its Subsidiaries, on the one hand, and the Company’s or any of its Subsidiaries’ respective 5% or greater shareholders, Affiliates, directors or executive officers, or any Affiliates of such Persons, on the other hand, or any other related party transactions required to be disclosed that are not disclosed in the SEC Documents.

3.11                        Absence of Certain Changes.  Except as set forth in the SEC Documents, since December 31, 2018, the Group Companies have conducted their respective businesses in the ordinary course of business consistent with past practice, and there has been no event, occurrence, development or state of circumstances that has, or could reasonably be expected to have, a Material Adverse Effect.

3.12                        Litigation.  Except as disclosed in the SEC Documents, there are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any Governmental Entity, or, to the Company’s knowledge, threatened to be brought by or before any Governmental Entity that do or could reasonably be expected to result in a Material Adverse Effect.

3.13                        Compliance with Laws.  Except as disclosed in the SEC Documents, the business of the Company or its Subsidiaries is not being conducted in violation of any applicable law or government order applicable to the Company or any of its Subsidiaries except for violations which do not and could not have a Material Adverse Effect.

3.14                        Brokers’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.15                        Securities Laws.  (a) No “directed selling efforts” into the United States (as defined in Rule 902 of Regulation S under the Securities Act (“Regulation S”)) with respect to the Notes have been made by the Company, any of its Affiliates, or any Person acting on its behalf, and (b) none of the foregoing Persons has taken any actions that would result in the sale of the Notes to the Purchasers under this Agreement requiring registration under the Securities Act or any U.S. state securities laws.  The Company is a “foreign issuer” (as defined in Regulation S).

3.16                        No Registration. No registration under the Securities Act is required for the offer and sale of the Notes by the Company to the Purchasers as contemplated hereby.

3.17                        Ranking of the Notes and Senior Indebtedness. The Notes ranks senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to the Notes, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s Subsidiaries. As of March 31, 2019, the aggregate amount of the Company’s indebtedness that is contractually senior in right of payment to the Notes was approximately US$81 million and the aggregate amount of the Company’s indebtedness that is contractually pari passu in right of payment to the Notes (including without limitation the convertible promissory notes issued by the Company to CNCB (Hong Kong) Investment Limited and Golden Fortune Company Limited, respectively, on June 27, 2018) was approximately US$288 million (assuming that the Company has converted RMB into U.S. dollars at the exchange rate of RMB6.89 for US$1.00).  Immediately prior to the Closing, the aggregate amount of the Company’s indebtedness that is contractually senior in right of payment to the Notes will not exceed US$82.5 million and the aggregate amount of the Company’s indebtedness that is contractually pari passu in right of payment to the Notes (including without limitation the convertible promissory notes issued by the Company to CNCB (Hong Kong) Investment Limited and Golden Fortune Company Limited, respectively, on June 27, 2018) will not exceed US$297 million.

3.18                        Listing and Maintenance Requirements.  The issuance and sale of the Notes under this Agreement and the transactions contemplated hereby do not contravene the rules and regulations of the Nasdaq Global Select Market.

3.19                        Investment Company.  The Company is not, and upon the sale of the Notes contemplated herein and the application of the net proceeds therefrom will not be, required to register as an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended.

3.20                        Money Laundering Laws.  The operations of the Company and its Subsidiaries have been and will be conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or its Subsidiaries, its Affiliates employees or agents with respect to the Money Laundering Laws is pending or threatened.

3.21                        OFAC.  (i) None of the Company, any of its Subsidiaries, or any director, officer or employee of any of the foregoing, or, to the Company’s knowledge, any agent, Affiliate or representative of the Company, is a Person that is, or is owned 50% or more or controlled by one or more Persons that are (such Persons referred to as “Sanctioned Persons”): (a) the target of any sanctions administered or enforced by the U.S. government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”), including by being listed on any Sanctions related list of designated persons, or (b) located, organized or resident in, or a national, Governmental Entity, or agent of, a country, region or territory that is the subject or target Sanctions (as of the date hereof, including but not limited to, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”)). (ii) The Company represents and covenants that the Company and its Significant Subsidiaries have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions directly or indirectly with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or the target of Sanctions.

3.22                        Foreign Corrupt Practices.  Neither of the Company or its Subsidiaries, nor any Person acting on their behalf, has, directly or indirectly (i) used any funds or will use and proceeds from the sale of the Notes for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf of which the Company or any of or its Subsidiaries is aware) which is in violation of any applicable law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to the Company or its Subsidiaries.

3.23                        PFIC. Based on the Company’s current income and asset and projections as to the value of its assets and market value of its ADSs, including the current and anticipated value of its assets, the Company believes that it was not and does not expect to be a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended for the current taxable year or in foreseeable future.

3.24                        Tax Matters.  The Company and its Subsidiaries have filed all material tax returns required by applicable law to be filed by them, have paid all taxes due pursuant to such returns (including interest and penalties), and have paid all other material taxes, fees, assessments and other governmental charges owing by them or in respect of their respective property, income, profits and assets, except for such taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith by appropriate proceedings, and against which adequate reserves are being maintained in accordance with GAAP (or the comparable accounting principles in the relevant jurisdiction). No material tax assessment has been imposed on (or threatened in writing to be imposed on) the Company and its Subsidiaries or any of their respective assets.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FOUNDER.

4.1                               Ownership of Company Securities.  The Founder represents and warrants to each Purchaser on the date hereof and as of the Closing Date that:

(a)                                 Schedule 3 hereto sets forth a true, correct and complete list of (i) the Company Securities directly and indirectly owned, whether beneficially or of record, by the Founder or any of his Affiliates as of the date of this Agreement (collectively, the “Founder Securities”), and (ii) the Encumbrances the Founder Securities or any direct or indirect interests in the Founder Securities are subject to;

(b)                                 other than the Founder Securities, as of the date of this Agreement, the Founder and his Affiliates do not directly or indirectly own, beneficially or of record, any Company Securities or any interest in any Company Securities (including without limitation through any direct or indirect interest in any other Person that owns, beneficially or of record, any Company Securities);

(c)                                  other than as specifically set forth on Schedule 3 hereto, the Founder and/or his Affiliates are the sole owner(s) of all right, title and interest (including voting power and power of disposition) in the Founder Securities, free and clear of any Encumbrance (including without limitation any Encumbrance on any direct or indirect interest in any other Person that owns, beneficially or of record, any Founder Securities);

(d)                                 (i) the Founder and a trust established under the laws of Hong Kong (the “Trust”) collectively indirectly own, beneficially and of record, 100% of all of the share capital and other securities of and all other right, title and interest (whether economic, voting or otherwise) in Xin Gao, in each case free and clear of any Encumbrance; (ii) all of the beneficiaries of the Trust are the Founder or his children, parents, spouse or other direct relatives; (iii) the Founder is (A) the sole director of the Trust and (B) the only Person that Controls the Trust; (iv) other than the pledge by the Founder of all shares of Gao Li to a third party lender, the Founder is the sole record and beneficial owner of all share capital and other securities of Gao Li and all right, title and interest therein, free and clear of any Encumbrance; (v) Xin Gao is the sole record and beneficial owner of 40,809,861 Class B Ordinary Shares (the “Xin Gao Shares”) and all right, title and interest therein, free and clear of any Encumbrance; (vi) Gao Li is the sole record and beneficial owner of 17,276,410 Class A Ordinary Shares (the “Gao Li Shares”) and all right, title and interest therein, free and clear of any Encumbrance, other than the pledge by Gao Li of the Gao Li Shares as set forth in schedule C to the Investors’ Rights Agreement; (vii) Xin Gao does not have, and other than (x) the pledge by Gao Li of the Gao Li Shares as set forth in schedule C to the Investors’ Rights Agreement, and (y) Gao Li’s payment obligations under that certain share transfer agreement, dated as of September 14, 2017, by and between Bertelsmann Asia Investments AG and Gao Li in an aggregate amount of no more than US$3.4 million, Gao Li does not have, any indebtedness, liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such indebtedness, liability or obligation; and (viii) the Founder does not have any indebtedness, liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or related to any indebtedness, liabilities or obligations of Kingkey Global or BOCOM, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such indebtedness, liability or obligation;

(e)                                  except as set forth on Schedule 3 hereto, the Founder Securities are not subject to any voting trust or other agreement, arrangement or understanding restricting or otherwise related to the voting or Transfer of such Founder Securities (other than the Investors’ Rights Agreement), and the Founder and his Affiliates have not appointed or granted any proxy, power-of-attorney or other authorization or consent that is still in effect with respect to any Founder Securities (other than the Investors’ Rights Agreement); and

(f)                                   except as set forth on Schedule 3 hereto, the Founder and his Affiliates are not subject to any agreement, contract, instrument or other contractual obligations that may cause the change of beneficial ownership of the Founder Securities.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.  Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date that:

5.1                               Existence.  Such Purchaser has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

5.2                               Capacity.  Such Purchaser has the requisite power and authority to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby.

5.3                               Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by such Purchaser, and assuming the due authorization, execution and delivery by the Company, this Agreement is a valid and binding agreement of such Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

5.4                               Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of such Purchaser or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which such Purchaser is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is a party or by which such Purchaser is bound or to which any assets of such Purchaser are subject, in each case of the foregoing (ii) and (iii), in such a manner that would materially and adversely affect such Purchaser’s ability to consummate the transactions contemplated hereby.  There is no action, suit or proceeding, pending or, to the knowledge of such Purchaser, threatened against such Purchaser that questions the validity of this Agreement or the right of such Purchaser to enter into this Agreement to consummate the transactions contemplated hereby.

5.5                               Consents and Approvals.  Neither the execution and delivery by such Purchaser of this Agreement, nor the consummation by such Purchaser of any of the transactions contemplated hereby, nor the performance by such Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

5.6                               Investment Intent.  Such Purchaser is purchasing the Notes solely for its own account for investment, and not with a view to, or for sale in connection with, any distribution of the Notes or any portion thereof, and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Notes or any portion thereof in any transaction.  The entire legal and beneficial interest of the Notes is being purchased, and will be held, for such Purchaser’s own account only, and neither in whole or in part for the account of any other Person.

5.7                               Regulation S Eligibility; Restriction on Resale. Such Purchaser acknowledges that it is acquiring the Notes in an “offshore transaction” (as defined in Regulation S) in reliance upon the exemption from registration provided by Regulation S.  Such Purchaser is not a U.S. person as defined in Rule 902 of Regulation S and is located outside of the United States.  Such Purchaser understands that the Notes to be purchased by such Purchaser has not been registered under the Securities Act or any U.S. state law and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act and applicable U.S. state law.

5.8                               Brokers’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Purchaser who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.9                               Investment Experience.  Such Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of the investment in the Notes and the Conversion Shares.  Such Purchaser is able to bear the economic risks of an investment in the Notes and the Conversion Shares.  Such Purchaser understands that securities prices are a function of a large number of variables and that there is no way for the Company to predict or otherwise gauge the market’s reaction to the disclosure of any material information. Such Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Notes and the Conversion Shares. Such Purchaser understands and acknowledges that the Company has or may have information concerning the Company and its Affiliates including, but not limited to, the short term and long-term plans of the Company and its Affiliates. With full recognition of the foregoing, and after discussing these matters with its counsel and such other advisors as it deems appropriate, such Purchaser wishes to consummate the transactions contemplated under this Agreement on the terms set forth herein.

6.                                      COVENANTS.

6.1                               Further Assurances. From the date of this Agreement to the Closing Date, the Company and the Purchasers shall use their reasonable efforts to fulfill, or obtain the fulfillment of, all of the conditions precedent to the consummation of the transactions contemplated hereby.

6.2                               Reservation of Shares. At all times for so long as any Note (or any portion thereof) remains outstanding, the Company shall take all actions necessary to have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of Class A Ordinary Shares needed to provide for the complete issuance of the Conversion Shares underlying the Notes.

6.3                               Lock-Up.  Notwithstanding any other provisions of this Agreement or any other agreement by the Company and the Purchasers, during the Lock-Up Period, the Purchasers shall not, and shall procure that none of its Affiliates will, without the prior written consent of the Company, directly or indirectly through one or a series of transactions, Transfer any Notes or Conversion Shares to any Person other than the Purchaser’s Affiliates. Any Transfer of Notes or Conversion Shares made in violation of this Section 6.3 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

6.4                               No Transfer to Adverse Persons.  Notwithstanding any other provisions of this Agreement or any other agreement by the Company and the Purchasers, the Purchasers shall not, directly or indirectly, Transfer and shall not permit any Transfer of, through one or a series of transactions, any Notes or Conversion Shares held by them directly or indirectly (including through any Affiliate) to any Adverse Person without the prior written consent of the Company, other than through open market sales to any transferee that is not known by the selling Purchaser to be an Adverse Person. Any Transfer of any Notes or Conversion Shares made in violation of this Section 6.4 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

6.5                               Use of Proceeds. The Company shall use the proceeds from the issuance of the Notes and any other funds in the Joint Account for such general corporate purposes as determined by the Board from time to time (the “Agreed Purposes”), and shall not use the proceeds from the issuance of the Notes or any other funds in the Joint Account (a) for any purpose other than the Agreed Purposes, (b) to fund or facilitate any activities of or business with any Person that is the subject or the target of Sanctions, (c) to fund or facilitate any activities of or business in any country or territory that is subject of any Sanctions, (d) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any anti-corruption laws, or (e) in a way that that result in noncompliance with all applicable anti-money laundering or anti-terrorism statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity.  The Company shall take all necessary actions and shall cause the Company Designee to take all necessary actions to cause all funds in the Joint Account to be disbursed in accordance with this Section 6.5.   The Company shall procure that at all times following the Closing, (i) a Purchaser Designee shall be a joint signatory of the Joint Account and (ii) the bank with which the Joint Account is opened does not permit any disbursement from the Joint Account (and no funds are disbursed from the Joint Account) without the signature of such Purchaser Designee.  The Company, on the one hand, and the Purchasers, on the other hand, shall cause the Company Designee and the Purchaser Designee, respectively, to follow the Board’s instructions when taking actions in their capacities as signatories of the Joint Account with respect to disbursement of funds from such account.

6.6                               Deposit Arrangement.  To the extent permitted by applicable law, upon written request by any Purchaser at any time and from time to time, the Company shall (a) do and perform, or cause to be done and performed, all such acts and things (including to provide any consent or confirmation and to satisfy any other procedural or substantive requirements under the Deposit Agreement), and shall execute and deliver all such other agreements, certificates, instruments and documents, as may be necessary or reasonably requested by such Purchaser, in order to effect the conversion into ADSs (free of any restrictive legend) of all or a portion of the Conversion Shares owned or acquired by such Purchaser as set forth in such written request, and (b) shall otherwise use its best efforts to facilitate and effect (or cause to be effected) the conversion of such Conversion Shares into ADSs (free of any restrictive legend), in each case as soon as practicable and in any event within seven (7) days after receipt of such written request.  The Company and its Affiliates shall pay any and all fees and expenses incurred as a result of effecting the deposit arrangement referred to in this Section 6.6, including ADS conversion fees.

6.7                               Account Pledge.  As soon as practicable and in any event within thirty (30) days (or such longer period as agreed to by the Major Purchasers) following the Closing, the Company shall deliver to the Purchasers such account pledge agreement, security fund pledge agreement and/or such other applicable agreements, in each case duly executed by the Company in form and substance reasonably satisfactory to the Major Purchasers, pursuant to which the Company will grant to the Purchasers, to the extent applicable in the relevant jurisdiction and available with the bank with which the Joint Account is opened, a first and continuing lien on and security interest in and to (and such other security interest in or pledge or charge of) all of the Company’s right, title and interest in (i) the Joint Account; (ii) all funds from time to time deposited or held in the Joint Account, all investments made with respect thereto and all interest, if any, earned thereon; and (iii) to the extent not covered by the foregoing clauses (i) and (ii), all products and proceeds of any or all of the foregoing, to secure the full and punctual performance and satisfaction of (a) all payment obligations (including payment of the Principal Amounts of the Notes and interest accrued thereon) and (b) the other obligations of the Company, the Founder and/or other Founder Parties (as defined in the Investors’ Rights Agreement), as applicable, under this Agreement and (in respect of the Major Purchasers) under the Investors’ Rights Agreement.

6.8                               D&O Insurance.  If following the Closing the Major Purchasers reasonably determine that the terms and conditions of the Company’s existing directors’ and officers’ liability insurance are not satisfactory to such Major Purchasers as being customary for similarly situated companies, then as soon as practicable and in any event within thirty (30) days (or such longer period as agreed to by the Major Purchasers) following the Closing, the Company shall obtain such additional policy of directors’ and officers’ liability insurance (with the premium of such policy to be paid out of the Joint Account, which payment shall hereby be deemed to have been approved by the Purchaser Designee), covering the Investor Directors (as defined in the Investors’ Rights Agreement) from an insurance company(ies) and with such benefits and level of coverage and other terms and conditions that, together with the Company’s existing directors’ and officers’ liability insurance, are reasonably satisfactory to the Major Purchasers as being customary for similarly situated companies.

7.                                      INDEMNIFICATION.

7.1                               Indemnification.

(a)                                 Subject to the other provisions of this Article 7, the Company and the Founder (each an “Indemnifying Party”) shall, severally but not jointly, indemnify and hold the Purchasers, their respective Affiliates, and the Purchasers’ and their respective Affiliates’ members, partners, managers, directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees (collectively, “Losses”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty respectively made by such Indemnifying Party or its applicable Affiliates (other than any Purchaser that may be deemed as an Affiliate of the Company) under this Agreement; or (ii) any breach or violation of, or failure to perform, any covenants or agreements respectively made by or on behalf of, or to be performed by, such Indemnifying Party or its applicable Affiliates (other than any Purchaser that may be deemed as an Affiliate of the Company) under this Agreement.

(b)                                 No Indemnifying Party shall be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a Third Party Claim).

(c)                                  The maximum aggregate amount of Losses that the Indemnified Parties will be entitled to recover pursuant to Section 7.1(a)(i) shall be limited to 100% of the aggregate Principal Amounts of all Purchasers. Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 7.1) shall not apply to any claim based on fraud, willful misrepresentation or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

(d)                                 A Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Losses suffered.

(e)                                  The remedies contained in this Article 7 shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that the foregoing restriction and other limitations or exceptions with respect to the obligations or liabilities on any Party provided hereunder shall not apply to any Loss incurred by any Indemnified Party arising due to fraud, willful misrepresentation or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Article 7 or elsewhere in this Agreement shall affect any parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any party to rescind this Agreement.

7.2                               Third Party Claims.

(a)                                 If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article 7, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

(b)                                 Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim and acknowledging to the Indemnified Party in writing that it would have an indemnity obligation for any Losses resulting from or arising out of such Third Party Claim as provided under this Article 7, and upon delivery of such notice and acknowledgement by the Indemnifying Party, the Indemnifying Party shall have the right to control and settle the proceeding, provided that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c)                                  If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 7.2(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 7.2(b).

(d)                                 In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

7.3                               Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s good faith estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure, delay or deficiency in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure, delay or deficiency. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

8.                                      MISCELLANEOUS.

8.1                               Registration Rights.  In addition to, and without prejudice to, any applicable rights set forth under the Fourteenth Amended and Restated Shareholders Agreement of the Company, dated January 2, 2018 (as amended, the “Shareholders’ Agreement”), the parties hereto agree that the Purchasers shall have, with respect to any and all Conversion Shares, the registration rights and bear the corresponding obligations specified in Schedule 4 hereto.

8.2                               Survival of the Representations and Warranties. All representations and warranties made by any party hereto other than the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive for eighteen (18) months from and after the date hereof, and shall terminate and be without further force or effect on the date that is eighteen (18) months from and after the date hereof, and the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive for five (5) years from and after the date hereof, and shall terminate and be without further force or effect on the date that is five (5) years from and after the date hereof, except that any claim under any representation or warranty made by any party hereto that have been asserted in writing pursuant to Section 7.1 against the party hereto making such representation or warranty prior to the expiration of the applicable survival period set forth in this Section 8.2 shall survive until such claim is fully and finally resolved.

8.3                               Governing Law; Third Party Rights; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors and assigns and transferees, any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. In the case of any Dispute, there shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, the respondent(s) shall have the right to appoint another arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

8.4                               Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

8.5                               Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchasers, the Company, and their respective heirs, successors and permitted assigns.

8.6                               Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchasers without the express written consent of the other party hereto, except that any Purchaser may assign all or any part of its rights and obligations hereunder to any Affiliate of such Purchaser without the consent of the other parties hereto, provided that no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations.  Any purported assignment in violation of the foregoing sentence shall be null and void.

8.7                               Notices. All notices, requests, demands, and other communications required or permitted to be given by one party hereto to the other party hereto under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of actual delivery if delivered personally, (ii) on the date sent if sent by facsimile, (iii) on the next Business Day following delivery to Federal Express for overnight courier service, or (iv) on the day of attempted delivery by the postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case as properly addressed or delivered as follows:

If to the Company or the Founder, at:	Uxin Limited
2-5F, Tower E, LSHM Center,
No. 8 Guangshun South Avenue
Chaoyang District, Beijing, 100102
People’s Republic of China
E-mail: daikun@xin.com
Attn: Mr. Kun Dai

If to WP, at:	Redrock Holding Investments Limited
c/o Warburg Pincus Asia LLC, 450 Lexington Avenue, New York, NY 10017, USA
Fax: +1 (212) 716-8672
Email: steven.glenn@warburgpincus.com
Attn: Steven Glenn

with a copy to:

c/o Warburg Pincus Asia LLC, Suite 6703, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Fax: +852 2539 4322
Email: tiffany.tang@warburgpincus.com
Attn: Tiffany Tang

If to TPG, at:	TPG Growth III SF Pte. Ltd.
80 Raffles Place, #15-01 UOB Plaza 1
Singapore 048624
E-mail: dmosse@tpg.com
Fax: +1 415 743 1601
Attn: David Mosse

If to Clearvue, at:	ClearVue UXin Holdings, Ltd.
Unit 902, Wheelock Square,
No.1717, West Nanjing Road,
JingAn, Shanghai, China, 200040
Tel.: 021-50318996
E-mail: Kathleen.ying@cvpcap.com
Attn: Kathleen Ying

If to Magic Carpet or EBF, at:	Magic Carpet International Limited
Unit 908 West Tower, Genesis Beijing,
8 Xinyuan South Road,
Chaoyang District, Beijing 100027, P.R.China
Tel.: 021-62090978
E-mail: nicole.zhu@ebfcapital.com
Attn: Nicole Zhu

If to the Strategic Investor, at:	58.com Holdings Inc.
Building 101
No. 10 Jiuxianqiao North Road Jia
Chaoyang District, Beijing, 100015
People’s Republic of China
E-mail: conglin@58.com
Attn: Mr. Cong Lin

Any party hereto may change its address for purposes of this Section 8.7 by giving the other party hereto written notice of the new address in the manner set forth above.

8.8                               Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the parties hereto with respect to the matters covered hereby are merged and superseded by this Agreement.

8.9                               Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

8.10                        Fees and Expenses. Except as otherwise provided in this Agreement, each of the Company and the Purchasers shall pay its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

8.11                        Confidentiality. (a) Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its Affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, other than to its members, managers, directors, officers, employees, partners, co-investors, auditors, counsels, consultants and other advisors and representatives who have a need to know such information, and (b) each party hereto shall ensure that its Affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, provided, however, that nothing in this Agreement shall restrict any party from disclosing information (i) that is already publicly available not as a result of a breach of this section, or (ii) that may be required by applicable law, statute, treaty, rule, regulation, order, right, privilege, qualification, license or franchise or determination of a Governmental Entity.

8.12                        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.13                        Termination. In the event that the Closing shall not have occurred by December 31, 2019, the Company or any Purchaser (with respect to itself) may terminate this Agreement with no further force or effect, except for the provisions of Article 8, which shall survive any termination under this Section 8.13, provided that (a) any party hereto who is then in a material breach of this Agreement shall not be entitled to terminate this Agreement pursuant to this Section 8.13, and (b) each party shall remain liable for any breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

8.14                        Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the article or section so designated.

8.15                        Execution in Counterparts. For the convenience of the parties hereto and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

8.16                        No Waiver. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party hereto in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (b) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party or of the right of the party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Uxin Limited

By:	/s/ Kun Dai
Name: Kun Dai
Title: Chairman and Chief Executive Officer

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Kun Dai

/s/ Kun Dai

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Redrock Holding Investments Limited

By:	/s/ David Sreter
Name: David Sreter
Title: Director

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

TPG Growth III SF Pte. Ltd.

By:	/s/ David Mosse
Name: David Mosse
Title: Director

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

ClearVue UXin Holdings, Ltd.

By:	/s/ William Apollo Chen
Name: William Apollo Chen
Title: Managing Director

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Magic Carpet International Limited

By:	/s/ Ying Zhu
Name: Ying Zhu
Title: Director

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Zhuhai Guangkong Zhongying Industrial Investment Fund (Limited Partnership)

By:	/s/ Lianchen Yin
Name: Lianchen Yin
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

58.com Holdings Inc.

By:	/s/ Jinbo Yao
Name: Jinbo Yao
Title: Director

[Signature Page to Note Purchase Agreement]

SCHEDULE 1

ALLOCATION OF NOTES TO PURCHASERS

Purchaser	Principal Amount
WP	US$40 million
TPG	US$60 million
Clearvue	US$20 million
Magic Carpet	US$6,200,000
EBF	US$3,800,000
Strategic Investor	US$100 million
Total	US$230 million

SCHEDULE 2

Adverse Persons

[***]

SCHEDULE 3

Founder Securities

Company Securities	Number of Shares	Shareholder	Encumbrances	Voting Rights / Transfer Restrictions
Class B Ordinary Shares	40,809,861	Xin Gao	None	—
Class A Ordinary Shares	17,276,410	Gao Li	All pledged to a third-party lender	—
Class A Ordinary Shares	61,129,800	Kingkey New Era Auto Industry Global Limited (“Kingkey Global”)	All pledged to a third-party lender	Disposal of these shares requires the prior written consent of (i) holders of more than 75% of shares in Kingkey Global and (ii) the director designated by the third-party lender.
Class A Ordinary Shares	14,764,090	BOCOM International Supreme Investment Limited (“BOCOM”)	All pledged to a third-party lender

Voting rights of these shares shall be exercised (i) in accordance with the directions of Apex Wisdom Investment Limited, as holder of a note issued by BOCOM, or (ii) subject to certain conditions and at the option of Huarong Rongde (Hong Kong) Investment Management Company Limited, as holder of a note issued by BOCOM, either by, or in accordance with the directions of, Huarong Rongde (Hong Kong) Investment Management Company Limited.

Transfer of these shares requires the affirmative vote or written consent of a majority of the Apex Wisdom Investment Limited’s directors.

SCHEDULE 4

Registration Rights

1.                            Applicability of Rights

The Purchasers shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

For the purposes of this Schedule, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such event all references in this Schedule to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, and to U.S. law and the SEC, shall be deemed to refer to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.                            Definitions

For purposes of this Schedule:

(a)                       Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act.

(b)                       Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares issued or issuable pursuant to conversion of any of the Preferred Shares (as defined under the Shareholders’ Agreement), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the Preferred Shares, (3) any Conversion Shares, (4) Ordinary Shares issued or issuable in respect of the Ordinary Shares or the Conversion Shares described in clause (1), (2) or (3) above upon any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the Shares, and (5) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Schedule are not assigned or transferred in accordance with this Schedule, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)                        Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all the then outstanding securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities.

(d)                       Holder. The term “Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assign or transferee of record of such Registrable Securities to whom rights under this Schedule have been duly assigned or transferred.

(e)                        Form F-3 or Form S-3. The term “Form F-3” or “Form S-3” means such respective form under the Securities Act (including Form S-3 or Form F-3, as appropriate)or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)                         Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3, 4 and 5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, and fees charged by share registrar and depository agent, reasonable fees and disbursements of one (1) special counsel for the Holders (if different from counsels to the Company), reasonable fees and disbursements for any special legal opinions as requested by the Company, the underwriters or their counsel, “blue sky” fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g)                        Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 3, 4 or 5 hereof.

3.                            Demand Registration

(a)                       Request by Holders. If the Company shall receive a written request from any Major Purchaser (or any of its successors, permitted assigns or transferees, each, an “Initiating Holder”) that the Company file a registration statement under the Securities Act (other than Form F-3 or Form S-3) covering the registration of all of the Registrable Securities of such requesting Major Purchaser pursuant to this Section 3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all the Holders of the Registrable Securities, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all the Registrable Securities that the Holders request to be registered and included in such registration (including the Initiating Holder(s)) by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice.

(b)                       Underwriting. If any Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Company as a part of its request made pursuant to this Section 3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holder(s) and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holder(s)); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other Person who is not a Holder, including, without limitation, any Person who is an employee, officer or director of the Company or any Subsidiary of the Company; provided further, that at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)                        Maximum Number of Demand Registrations. The Company shall not be obligated to effect (i) more than one (1) such demand registration requested by WP (or any of its successors, permitted assigns or transferees), (ii) more than one (1) such demand registration requested by TPG (or any of its successors, permitted assigns or transferees) and (ii) more than one (1) such demand registration requested by the Strategic Investor (or any of its successors, permitted assigns or transferees), in each case pursuant to this Section 3 (and without prejudice to their respective rights under the Shareholders’ Agreement) that have been declared and order effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 3 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.

(d)                       Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting registration pursuant to this Section 3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its Shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder(s); provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its Shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

4.                            Piggyback Registrations

Subject to the terms of this Schedule, if the Company proposes to register for its own account any of its equity securities in connection with a public offering of such securities, or if any demand registration of equity securities is requested by investors making investment in the Company subsequent to the issuance of the Notes, the Company shall notify all the Holders of the Registrable Securities in writing at least thirty (30) Business Days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to any primary or secondary offering of securities of the Company, but excluding registration statements relating to any registration under Section 3 or Section 5 of this Schedule or to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) Business Days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company or any subsequent investors, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company or any subsequent investors with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Shareholder of the Company shall be granted the piggyback registration right under this Section 4 that is superior to those of the Holders without prior written consent of Holders holding at least sixty percent (60%) of the Registrable Securities then outstanding.

(a)                       Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of the Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Schedule but subject to Section 12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including the Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of the Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of the Registrable Securities, on a pro rata basis, for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person who is not a Holder, including, without limitation, any Person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)                       Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5.                            Form F-3 or Form S-3 Registration

In case the Company shall receive from any Holder or Holders of any Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 or Form S-3 for which the reasonably anticipated aggregate offering price to the public would exceed US$500,000 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)                       Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of the Registrable Securities; and

(b)                       Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) Business Days after the Company provides the notice contemplated by Section 5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5:

(i)                           if Form F-3 or Form S-3 is not available for such offering by the Holders;

(ii)                        if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its Shareholders for such Form F-3 or Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 or Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders initiating such registration request pursuant to this Section 5; provided that the Company shall not register any of its other Shares during such sixty (60) day period. A registration right under Section 5 shall not be deemed to have been exercised until such deferred registration shall have been effected;

(iii)                     if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) Form F-3 or Form S-3 registrations pursuant to this Section 5; or

(iv)                    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 or Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)                        Not Demand Registration. Form F-3 or Form S-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of the Registrable Securities under this Section 5.

(d)                       Underwriting. If the Holders of Registrable Securities requesting registration under this Section 5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 3(b) shall apply to such registration.

6.                            Expenses

All Registration Expenses incurred in connection with any registration pursuant to Section 3, 4 or 5 (but excluding the Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Section 3, 4 or 5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all the Selling Expenses, in connection with such offering by the Holders.

7.                            Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Schedule, the Company shall, as expeditiously as reasonably possible:

(a)                       Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of the Registrable Securities registered under Form F-3 or Form S-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of the Registrable Securities on Form F-3 or Form S-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                       Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                        Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                       Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                        Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f)                         Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                        Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of the Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) “comfort” letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

8.                            Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3, 4 or 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

9.                            Indemnification

In the event any Registrable Securities are included in a registration statement under Section 3, 4 or 5:

(a)                       By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”):

(i)                         any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                      the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                   any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter and controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling Person of such Holder.

(b)                       By Selling Holders. To the extent permitted by law, each selling Holder will, severally but not jointly, if the Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or such other Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder to the Company expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)                        Notice. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d)                       Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such losses, claims, damages or liabilities, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(e)                        Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

10.                     Termination of the Company’s Obligations

The Company’s obligations under Sections 3, 4 and 5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 3, 4 or 5 shall terminate (i) on the fifth anniversary of the Closing, (ii) upon the termination, liquidation, dissolution of the Company, or (iii) if and when in the opinion of the counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act, provided that such counsel is qualified to and experienced in practicing U.S. securities regulations and the Company shall provide such opinion of its counsel to the Holder.

11.                     No Registration Rights to Third Parties

Without the prior written consent of the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 or Form S-3 registration rights described in this Schedule, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities. In any event, if the Company grants to any holder of the Company’s security any registration right of any nature that are superior to the Holders, as determined in good faith by the Board, the Company shall grant such superior registration right to the Holders as well.

12.                     Rule 144 Reporting

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3 or Form S-3, the Company agrees to:

(a)                       make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                       file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                        so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3 or Form S-3.

13.                     Re-sale Rights.

The Company shall at its own cost use its best efforts to assist each Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144 promulgated under the Securities Act the maximum number of, its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) (i) the prompt delivery of instruction letters to the Company’s share registrar and depository agent to convert the Holder’s securities into depository receipts or similar instruments to be deposited in the Holder’s brokerage account(s), and (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders. The Company acknowledges that time is of the essence with respect to its obligations under this Section 13, and that any delay will cause the Holders irreparable harm and constitutes a material breach of its obligations under this Schedule.

EXHIBIT A
FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Date of Issuance: [       ], 2019

US$[•]

FOR VALUE RECEIVED, and subject to the terms and conditions of this convertible promissory note (the “Note”), Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of [•], a [company incorporated under the laws of [•]](the “Purchaser”), or its assigns, in lawful money of the United States of America the principal amount of [•]Dollars (US$[•]) (the “Principal Amount”), plus accrued interest thereon, on [       ] (the “Maturity Date”), or such earlier date set forth in this Note, unless duly converted in full into the Conversion Shares pursuant to and in accordance with the terms and conditions set forth in this Note.

This Note is issued pursuant to the Convertible Note Purchase Agreement, dated May 29, 2019, by and among the Company, the Purchaser and the other parties thereto (the “Convertible Note Purchase Agreement”), and is subject to the terms and conditions thereof.  In case of any conflict between this Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall control and govern.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in Section 1 of the Convertible Note Purchase Agreement.

The following is a statement of the rights of the Purchaser and the conditions to which this Note is subject, and to which the Purchaser, by the acceptance of this Note, agrees:

1.                                      Interest Rate.  Subject to the provisions set forth under Section 6 of the Note, the Note shall bear interest on the outstanding Principal Amount at a simple interest rate of three point seven five percent (3.75%) per annum from the Closing Date until outstanding Principal Amount is fully repaid; provided that if any portion of the Principal Amount is duly converted into Conversion Shares pursuant to and in accordance with Section 4 of the Note, interest shall cease to accrue on the portion of the Principal Amount being converted. Accrued interest on the Note shall be computed on the basis of a 365-day year and actual days elapsed.

2.                                      Repayment of the Note.

(a)                                 Unless to the extent earlier converted into Conversion Shares pursuant to Section 4 of the Note, the outstanding Principal Amount and all accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to Section 6 of the Note prior to such conversion), in each case other than any portion of such Principal Amount or interest converted pursuant to Section 4 of the Note, shall be due and payable by the Company upon the earliest date (such earliest date, the “Due Date”) of: (i) the Maturity Date, (ii) if requested by the Purchaser in advance in writing, the date that is three (3) years after the Closing Date, and (iii) the occurrence of an Event of Default set forth in Section 5 of the Note and the written declaration of the Purchaser pursuant to (and subject to the conditions set forth in) Section 6.

(b)                                 All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Purchaser in lawful money of the United States of America within three (3) Business Days after the Due Date. The Company shall make such payments of the unpaid Principal Amount, together with all accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to Section 6 of the Note prior to such conversion), in each case other than any portion of such Principal Amount or interest converted pursuant to Section 4 of the Note, to the Purchaser by wire transfer of immediately available funds for the account of the Purchaser as the Purchaser may designate from time to time and notify in writing to the Company at least five (5) Business Days prior to the payment date. Payment shall be credited first to accrued and unpaid interest in respect of the Note, and any remainder shall be applied to the outstanding Principal Amount.

(c)                                  All payments of principal and interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to Section 6 of the Note prior to such conversion) by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or the PRC or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

(d)                                 Where such withholding or deduction is made by the Company by or within the PRC or the Cayman Islands, the Company will pay such additional amounts as will result in receipt by the Purchaser after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required.  Any reference in this Note to Principal Amount or interest shall be deemed to include any additional amounts in respect of Principal Amount or interest (as the case may be) which may be payable under this Section 2(d) or any undertaking given in addition to or in substitution of this Section 2(d).

3.                                      Seniority.  The Note ranks senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to the Note, pari passu in right of payment to any of the Company’s other unsecured indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s Subsidiaries.

4.                                      Conversion.

(a)                                 Optional Conversion.  At any time and from time to time during the period from and including the 181st day after the Closing Date to and including the Maturity Date, the Purchaser shall, by written notice to the Company, have the right but not the obligation to convert the outstanding Principal Amount, and/or, to the extent that Section 6 is applicable, any accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to Section 6 of the Note prior to such conversion), or any portion of such Principal Amount and/or interest, into Class A Ordinary Shares at the applicable Conversion Price. The number of the Conversion Shares to be issued upon any conversion pursuant to this Section 4(a) shall be equal to the quotient obtained by dividing the portion of the Principal Amount and, to the extent that Section 6 is applicable, the accrued and unpaid interest in respect of the Note subject to such conversion by the applicable Conversion Price.

(b)                                 No Fractional Shares.  Upon the conversion of the Note into the Conversion Shares, in lieu of any fractional shares to which the Purchaser would otherwise be entitled, the Company shall pay the holder of the Note cash equal to such fraction multiplied by the applicable Conversion Price.

(c)                                  Mechanics of Conversion.  In the event that the Purchaser has delivered to the Company a written notice in accordance with Section 4(a) of the Note specifying that the Purchaser irrevocably elects to convert the Note (whether in part or in full), the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within five (5) Business Days of delivery of the applicable written notice to convert, and deliver to the Purchaser, upon surrender of the Note, a certificate or certificates for the number of fully paid Conversion Shares issuable upon such conversion and the updated register of members of the Company indicating that the Purchaser is the holder of such Conversion Shares.  The Company shall not be required to issue or deliver the Conversion Shares until the Purchaser has surrendered the Note to the Company.

(d)                                 Adjustments to Conversion Price.  The Conversion Price shall be adjusted according to the following items: When any of the Principal Amount or interest is outstanding at any time, (a) if the Company: (i) pays dividends in the form of securities or security equivalents of the Company; (ii) splits the outstanding securities of the Company in order to increase the number of shares; or (iii) incorporates outstanding securities of the Company (including in the form of a reverse share split) to decrease the number of shares, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and whose denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter; (b) if the Company issues Ordinary Shares to all or substantially all shareholders as a class by way of rights issue, or issue or grant to all or substantially all shareholders as a class, by way of rights issue, of options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than 95 per cent of the closing price of the ADSs divided by the ratio of ADS to share (the “Market Price Per Share”) on the last trading day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of Ordinary Shares in issue immediately before such announcement plus the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights issue or for the options or warrants or other rights issued or granted by way of rights issue and for the total number of Ordinary Shares comprised therein would subscribe, purchase or otherwise acquire at Market Price Per Share, and the denominator is the number of Ordinary Shares in issue immediately before such announcement plus the aggregate number of Ordinary Shares issued or, as the case may be, comprised in the issue or grant, or (c) if the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in any other asset or property (including cash, but excluding dividends by securities or security equivalents of the Company), then, and in each such event, provision shall be made so that, upon conversion of the Note thereafter, the Purchaser shall receive, in addition to the number of Ordinary Shares issuable thereon, such other asset or property which the holder of such Ordinary Shares would have received in connection with such event had the outstanding Principal Amount and, to the extent that Section 6 is applicable, all the accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to Section 6 of the Note prior to such conversion) been converted into Ordinary Shares immediately prior to each such event, all subject to further adjustment as provided herein. Any adjustment made according to the aforesaid conditions shall come into effect immediately after the record date of deciding the shareholders having rights to obtain dividends or allocations and, for the purpose of any share split, incorporation or reclassification, shall come into effect immediately after such matters come into effect.

5.                                      Events of Default.  Each of the following events shall be considered an event of default (the “Event of Default”) with respect to the Note:

(a)                                 Failure to Pay.  The Company shall fail to pay when due (i) any principal payment or (ii) any interest payment or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days after the date due.

(b)                                 Voluntary Bankruptcy or Insolvency Proceedings.  The Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.

(c)                                  Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries, or of all or a substantial part of their property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its Significant Subsidiaries, or the debts thereof, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and either (i) an order for relief shall be entered or (ii) such proceeding shall not be dismissed or discharged within 45 days of commencement.

(d)                                 Cease to be a Public Company. The Company’s securities shall cease to be publicly traded on the Nasdaq Global Select Market.

(e)                                  No Trading.  The Company’s ADSs are suspended from trading on the Nasdaq Global Select Market for twenty (20) consecutive trading days.

(f)                                   Change of Control. Any Change of Control shall occur. For the purpose of this provision 5(e), a “Change of Control” occurs if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than (i) any Major Purchaser (as defined under the Convertible Note Purchase Agreement) or any of its Affiliates (as defined under the Convertible Note Purchase Agreement), (ii) Mr. Kun Dai, founder and chief executive officer of the Company (“Founder”), or any of his Affiliates, or (iii) any “group” solely consisting of the Persons set forth in clauses (i) and (ii) above, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more voting power of the Company’s issued and outstanding securities.

(g)                                  VIE Agreements. Any agreements described under “Item 4. Information on the Company—C. Organizational Structure—Contractual Agreements with the VIEs and Their Respective Shareholders” of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 29, 2019 or any further annual reports of the Company on Form 20-F to be filed with the SEC which affects the Company’s control over any of its VIEs become invalid, void or unenforceable for any reasons.

(h)                                 Breach of Other Obligations. The Company or the Founder fails to perform or comply with one or more of its or his respective obligations in the Note, the Convertible Note Purchase Agreement [or the Investors’ Rights Agreement]1 in any material respect, including, without limitation, their respective obligations under Section 4 [and Section 8]2 of the Note and section 2, section 3 and section 5.1 of the Investors’ Rights Agreement, or any representation and warranty of the Company or the Founder contained in Article 3 or Article 4 of the Convertible Note Purchase Agreement [or in the Investors’ Rights Agreement]3 fails to be true and correct in any material respect (without regard to any limitation or qualification as to materiality or by “Material Adverse Effect” included therein) as of the Closing Date, and in each case such failure is not capable of being cured or is not cured within thirty (30) days.

(i)                                     Material Adverse Effect.  Any one or more events, facts, conditions, changes or developments shall have occurred that have caused or constituted or could be reasonably expected to cause or constitute, either individually or in the aggregate, a Material Adverse Effect.

(j)                                    Cross-default. Any Significant Indebtedness (as defined below) of the Company or its Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period, or any such Significant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Company or its Subsidiaries, or the Company or its Subsidiaries fails to pay when due any amount payable by it or them under any guarantee or indemnity of any Significant Indebtedness. For the purpose of this Section 5(i), “Significant Indebtedness” means, with respect to each event mentioned above, one or more indebtedness with an aggregate amount of no less than US$10,000,000 or its equivalent in any other currency or currencies.

1                   Note: To be deleted in the Notes issued to the Purchasers other than the Major Purchasers.

2                   Note: To be deleted in the Notes issued to the Purchasers other than the Major Purchasers.

3                   Note: To be deleted in the Notes issued to the Purchasers other than the Major Purchasers.

(k)                                 Unsatisfied Judgment.  One or more judgment(s) or order(s) for the payment of an aggregate amount of no less than US$10,000,000 is rendered against the Company or its Subsidiaries and continue(s) unappealed, unsatisfied and unstayed for a period of 60 days after the date(s) thereof or, if later, the date therein specified for payment.

(l)                                     Security Enforced.  A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a material part of the undertaking, assets and revenues of the Company or any of its Significant Subsidiaries.

(m)                             Enforcement Proceedings.  A distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenue of the Company or its Significant Subsidiaries.

(n)                                 Winding-up, etc.  An order is made by any Governmental Entity having jurisdiction or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or any of its Significant Subsidiaries (other than, in the case of a Significant Subsidiary of the Company, for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent).

6.                                      Remedies.  Upon the occurrence of an Event of Default under Section 5 of the Note, at the option and upon the written declaration of the Purchaser (provided that such Purchaser, shall, alone or together with any other “Purchasers” under the Convertible Note Purchase Agreement that have provided a written declaration with respect to the same Event of Default or another Event of Default giving rise to or arising from such first Event of Default under their respective “Notes” (as defined under the Convertible Note Purchase Agreement), hold no less than thirty percent (30%) of the aggregate principal amount of the “Notes” issued under the Convertible Note Purchase Agreement and then outstanding), in lieu of any interest accrued at the simple interest rate of three point seven five percent (3.75%) per annum set forth in Section 1, the entire unpaid Principal Amount at the time of such occurrence shall bear interest at a simple interest rate of thirteen percent (13%) per annum, calculated commencing from the Closing Date until the date on which all outstanding amounts are paid in full, and such outstanding Principal Amount and any accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to this Section 6 of the Note prior to such conversion) shall become forthwith due and payable, and, at the Purchaser’s sole discretion, the Purchaser may, (x) immediately and without expiration of any grace period, enforce payment of all amounts due and owing under the Note, (y) convert the outstanding Principal Amount and/or any accrued and unpaid interest in respect of the Note (including, for the avoidance of doubt, any interest accrued on any portion of the Principal Amount that has been converted pursuant to this Section 6 of the Note prior to such conversion), or any portion of such Principal Amount and/or interest, into Class A Ordinary Share at the applicable Conversion Price, and (z) exercise any and all other remedies granted to it at law, in equity or otherwise. Payment shall be credited first to accrued interest due and payable and any remainder shall be applied to outstanding Principal Amount.

7.                                      Prepayment.  The Principal Amount or interest accrued on the Note may not be prepaid prior to the Maturity Date without the written consent of the Purchaser.

8.                                      [Limitation on Incurrence of Indebtedness. For so long as this Note is outstanding, the Company shall not incur, create, assume, guarantee or otherwise become liable for any indebtedness that is (i) contractually senior in right of payment to the Note, or (ii) pari passu in right of payment to the Note and has a maturity date, or may be demanded for payment by the lender, or may be prepaid by the borrower or guarantor, on a date that is earlier than the Maturity Date, in each case other than (x) the acquisition of non-performing loans made to consumers for the purchase price of automobiles and loans made to the Company and secured by the Company’s inventory that are used to pay the purchase price of automobiles that have been sold to consumers under a binding contract, in each case in the ordinary course of the Company’s business consistent with past practice; or (y) any such indebtedness approved in accordance with section 2.3 or section 5.1 of the Investors’ Rights Agreement]4.

9.                                      No Rights as Shareholder Prior to Conversion.  For the avoidance of doubt, the Purchaser has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any provisions under the Convertible Note Purchase Agreement, or, other than the rights of the Purchaser set forth in the Investors’ Rights Agreement, any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) other than Section 8 of the Note, to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, in each case until the Note shall have been converted in whole or in part and any Conversion Shares issuable upon the whole conversion hereof shall have been issued, as provided for in the Note and the Convertible Note Purchase Agreement. For the avoidance of doubt, the Purchaser shall be conferred with all rights of a shareholder holding Conversion Shares of the Company immediately upon any conversion in whole or in part of the Note with respect to such Conversion Shares.

10.                               Termination of Rights.  All rights under this Note shall automatically terminate when (a) all amounts owing on this Note have been paid in full or (b) the Note is converted in full pursuant to Section 4 of the Note.  Upon the termination of all rights under this Note, the Note shall be surrendered by the Purchaser to the Company and the Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Convertible Note Purchase Agreement shall not be terminated merely due to a termination of all rights under this Note, and shall remain in force and effect or terminate pursuant to the terms thereof.

11.                               Amendments and Waivers; Notice.  The amendment or waiver of any term of this Note shall be subject to the written consent of the Company and the Purchaser.  The provision of notice shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

12.                               Successors and Assigns.  This Note applies to, inures to the benefit of, and binds, the successors and assigns of the parties hereto; provided, however, that the Company may not assign any of its rights or obligations under this Note without the written consent of the Purchaser; provided, further, that for the avoidance of doubt, the Purchaser may transfer this Note or any portion hereof to any other Person without the consent of the Company.  Upon the written request of the Purchaser, the Company shall facilitate the transfer of this Note or any portion hereof by accepting surrender of this Note to the Company and reissuing one or more new notes on substantially the same form to the transferee and/or the Purchaser, as applicable, in accordance with the Purchaser’s written request.

4                   Note: To be deleted in the Notes issued to the Purchasers other than the Major Purchasers.

13.                               Governing Law; Dispute Resolution.  This Note shall be governed by and construed under the laws of the State of New York without regards to principles of conflict of laws.  The resolution of any controversy or claim arising out of or relating to this Note shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

Uxin Limited

By:
Name:
Title:

EXHIBIT B

FORM OF INVESTORS’ RIGHTS AGREEMENT

[Incorporated by reference to Exhibit 99.3 of the Schedule 13D of which this Exhibit 99.2 is a part]

B-1

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

[Incorporated by reference to Exhibit 10.2 of the registration statement on Form F-1 (file no. 333-225266), as amended, filed by the Registrant with the Securities and Exchange Commission on May 29, 2018]

C-1